PRIVILEGED AND CONFIDENTIAL

May 29, 2009

Legg Mason Charles Street Trust, Inc.
100 Light Street
Baltimore, Maryland, 21202

Legg Mason Partners Equity Trust
55 Water Street
New York, New York 10041

Re:	Reorganization to Combine a Series of a Maryland Business Trust and a Series of a Maryland Corporation

Ladies and Gentlemen:

Legg Mason Charles Street Trust, Inc., a Maryland corporation (“Acquiring Entity”), on behalf of Batterymarch U.S. Small Capitalization Equity Portfolio (“Acquiring Fund”), a segregated portfolio of assets (“series”) thereof, and Legg Mason Partners Equity Trust, a Maryland business trust (“Acquired Entity”), on behalf of its Legg Mason Partners Small Cap Core Fund series (“Acquired Fund”), have requested our opinion as to certain federal income tax consequences of Acquiring Fund’s proposed acquisition of Acquired Fund pursuant to an Agreement and Plan of Reorganization dated as of May 29, 2009, among them and Legg Mason Fund Adviser, Inc. and Legg Mason Partners Fund Advisor, LLC (“Agreement”). The Agreement contemplates the transactions comprising the Reorganization -- i.e., Acquiring Fund’s acquisition of all the Assets in exchange solely for Acquiring Fund Shares and Acquiring Fund’s assumption of all the Liabilities, followed by Acquired Fund’s distribution of those shares pro rata to the Acquired Fund Shareholders in liquidation thereof.

In rendering this opinion, we have examined (1) the Agreement, (2) the Proxy Statement and Prospectus dated February 5, 2009, regarding the Reorganization that was furnished in connection with the solicitation of proxies by Acquired Entity’s board of trustees for use at a special meeting of Acquired Fund’s shareholders scheduled to be held on April 24, 2009, and adjourned to May 22, 2009, and (3) other documents we have deemed necessary or appropriate for the purposes hereof (collectively, “Documents”). We have assumed, for purposes hereof, the accuracy and completeness of the information contained in all the Documents. As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification (with your permission), on the representations and warranties made in

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1 Each capitalized term that is not defined herein has the meaning ascribed thereto in the Agreement.

PRIVILEGED AND CONFIDENTIAL

Legg Mason Charles Street Trust, Inc.
Legg Mason Partners Equity Trust
May 29, 2009

separate letters to us from Acquired Entity, on Acquired Fund’s behalf, and Acquiring Entity, on Acquiring Fund’s behalf (each, a “Representation”). We have assumed that any Representation made “to the knowledge and belief” (or similar qualification) of any person or party is correct without that qualification as of 4:00 p.m., Eastern Time, on the date hereof (“Effective Time”). We have also assumed that as to all matters for which a person or entity has represented that such person is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement, there is and was no such plan, intention, understanding, or agreement. Finally, we have assumed that the Documents and the Representations present all the material and relevant facts relating to the Reorganization.

OPINION

Based solely on the facts set forth in the Documents and the assumptions described above, and conditioned on the Representations’ being true and complete at the Effective Time and the Reorganization’s being consummated in accordance with the Agreement (without the waiver or modification of any terms or conditions thereof), our opinion is as follows:

(1)     Acquiring Fund’s acquisition of the Assets in exchange solely for Acquiring Fund Shares and its assumption of the Liabilities, followed by Acquired Fund’s distribution of those shares pro rata to the Acquired Fund Shareholders actually or constructively in exchange for their Acquired Fund Shares, in complete liquidation of Acquired Fund, will qualify as a “reorganization” (as defined in section 368(a)), and each Fund will be “a party to a reorganization” (within the meaning of section 368(b));

(2)     Acquired Fund will recognize no gain or loss on the transfer of the Assets to Acquiring Fund in exchange solely for Acquiring Fund Shares and Acquiring Fund’s assumption of the Liabilities or on the subsequent distribution of those shares to the Acquired Fund Shareholders in exchange for their Acquired Fund Shares, except for (a) any gain or loss that may be recognized with respect to contracts subject to section 1256, (b) any gain that may be recognized on the transfer of stock in a “passive

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2 Paragraph 3.1 of the Agreement provides for the closing of the Reorganization to occur on “May 1, 2009, or such other date as the parties may agree.” Although the parties have not executed a written instrument regarding the postponement of the closing to an “other date” (i.e., the date hereof), we have been advised that they have so agreed orally.

3 “Section” references are to the Internal Revenue Code of 1986, as amended (“Code”).

PRIVILEGED AND CONFIDENTIAL

Legg Mason Charles Street Trust, Inc.
Legg Mason Partners Equity Trust
May 29, 2009

foreign investment company” (as defined in section 1297(a)), and (c) any other unrealized gain or loss that may be required to be recognized for federal income tax purposes at the end of a taxable year or on the termination or transfer of an Asset under a mark-to-market system of accounting;

(3)     Acquiring Fund will recognize no gain or loss on its receipt of the Assets in exchange solely for Acquiring Fund Shares and its assumption of the Liabilities;

(4)     Acquiring Fund’s basis in each Asset will be the same as Acquired Fund’s basis therein immediately before the Reorganization, increased by the amount of gain (or decreased by the amount of loss), if any, Acquired Fund recognizes on the transfer; and Acquiring Fund’s holding period for each Asset will include Acquired Fund’s holding period therefor (except where Acquiring Fund’s investment activities have the effect of reducing or eliminating an Asset’s holding period);

(5)     An Acquired Fund Shareholder will recognize no gain or loss on the exchange of all its Acquired Fund Shares solely for Acquiring Fund Shares pursuant to the Reorganization; and

(6)     An Acquired Fund Shareholder’s aggregate basis in the Acquiring Fund Shares it receives in the Reorganization will be the same as the aggregate basis in its Acquired Fund Shares it actually or constructively surrenders in exchange for those Acquiring Fund Shares, and its holding period for those Acquiring Fund Shares will include, in each instance, its holding period for those Acquired Fund Shares, provided the Acquired Fund Shareholder holds those Acquired Fund Shares as capital assets at the Effective Time.

Our opinion is based on, and is conditioned on the continued applicability of, the provisions of the Code and the regulations thereunder, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service (“Service”) in existence on the date hereof. All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect the conclusions expressed herein; we assume no responsibility to update our opinion after the date hereof with respect to any such change or modification. Our opinion represents our best judgment regarding how a court would decide the issues addressed herein and is not binding on the Service or any court. Moreover, our opinion does not provide any assurance that a position taken in reliance thereon will not be challenged by the

PRIVILEGED AND CONFIDENTIAL

Legg Mason Charles Street Trust, Inc.
Legg Mason Partners Equity Trust
May 29, 2009

Service, and although we believe that our opinion would be sustained by a court if challenged, there can be no assurances to that effect.

Our opinion addresses only the specific federal income tax consequences of the Reorganization set forth above and does not address any other federal, or any state, local, or foreign, tax consequences of the Reorganization or any other action (including any taken in connection therewith). Our opinion also applies only to the extent each Fund is solvent, and we express no opinion about the tax treatment of the transactions described herein if either Fund is insolvent. Finally, our opinion is solely for the addressees’ information and use and may not be relied on for any purpose by any other person without our express written consent.

Very truly yours,

/s/ K&L GATES LLP

K&L GATES LLP